Exhibit 99.1

Forward-looking statements

Forward looking statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•                  changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                  the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, will generally result in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 unless further legislation is enacted;

•                  the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                  the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

i

•                  private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                  shortages in qualified nurses or therapists could increase our operating costs significantly;

•                  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                  the loss of key members of our management team could significantly disrupt our operations;

•                  the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                  other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013 and our quarterly report on Form 10-Q for the three months ended March 31, 2013, filed with the SEC on May 2, 2013.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

ii

For purposes of this Exhibit 99.1, unless the context otherwise requires, the terms “Holdings” refers only to Select Medical Holdings Corporation, and “Select,” “our company,” “us,” “we” and “our” refer to Select Medical Corporation together with its subsidiaries

Our business

Overview

We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of March 31, 2013, we operated 110 long term acute care hospitals, or “LTCHs” and 12 inpatient rehabilitation facilities, or “IRFs” in 28 states, and 985 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.

We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,954.9 million for the twelve months ended March 31, 2013. Of this total, we earned approximately 75% of our net operating revenues from our specialty hospital segment and approximately 25% from our outpatient rehabilitation segment. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute care patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation care. Our outpatient rehabilitation segment consists of clinics and contract therapy locations that provide physical, occupational and speech rehabilitation services.

Specialty hospitals

The key elements of our specialty hospital strategy are to:

•                  Focus on specialized inpatient services.  We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and can benefit from more specialized clinical care than patients treated in general acute care hospitals. Our patients’ average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2012.

•                  Provide high quality care and service.  We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models are designed to ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission, the Commission on Accreditation of Rehabilitation Facilities, or “CARF” and other healthcare accrediting organizations. As of December 31, 2012, all of the 122 specialty hospitals we operated were accredited. Additionally, some of our IRFs have also applied for and received accreditation from CARF. We also believe we develop brand loyalty in the local areas we serve by demonstrating our quality of care.

•                  Reduce operating costs.  We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•                  centralizing administrative functions such as accounting, treasury, payroll, legal, operational support, human resources, compliance and billing and collection;

•                  standardizing management information systems to aid in accounting, billing, collections and data capture and analysis; and

•                  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies and other commodities used in our operations.

•                  Increase commercial volume.  We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

•                  Develop inpatient facilities.  Since our inception in 1997, we have internally developed 64 specialty hospitals. We will continue to evaluate opportunities to develop joint venture relationships with significant health systems, and from time to time we may also develop new inpatient rehabilitation hospitals.

•                  Pursue opportunistic acquisitions and joint ventures.  In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions or joint ventures. When we acquire a hospital or a group of hospitals or enter into a joint venture, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized resource management programs.

Outpatient rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

•                  Provide high quality care and service.  We are focused on providing a high level of service to our patients throughout their entire course of treatment. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

•                  Increase market share.  We strive to establish a leading presence within the local areas we serve. This allows us to realize economies of scale, heightened brand loyalty and workforce continuity. We are focused on increasing our workers’ compensation and commercial/managed care payor mix.

•                  Expand rehabilitation programs and services.  Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

•                  Optimize the profitability of our payor contracts.  We review payor contracts up for renewal and potential new payor contracts to optimize our profitability. We believe that our size and our strong reputation enable us to negotiate favorable outpatient contracts with commercial insurers.

•                  Maintain strong employee relations.  We seek to retain and motivate our employees whose relationships with referral sources are key to our success.

•                  Pursue opportunistic acquisitions.  We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Our competitive strengths

We believe that the success of our business model is based on a number of competitive strengths, including:

•                  Leading operator in distinct but complementary lines of business.  We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high quality, cost-effective health care provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts.

•                  Proven financial performance and strong cash flow.  We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. From 2008 through 2012, we have grown net operating revenue and cash flow provided by operating activities at compounded annual growth rates of 8.2% and 21.9%, respectively.

•                  Significant scale.  By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of net operating revenues.

•                  Well-positioned to capitalize on consolidation opportunities.  We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

•                  Experience in successfully completing and integrating acquisitions.  From our inception in 1997 through 2012, we completed seven significant acquisitions for approximately $1,104.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

•                  Experienced and proven management team.  Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our senior management team has extensive experience in the healthcare industry. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

In the United States, spending on healthcare is expected to be 17.8% of the gross domestic product in 2013, according to the Centers for Medicare & Medicaid Services. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2000 and 2010 the population aged 65 and older in the United States grew 15.1%, while the total population grew 9.7%. The United States is projected to continue to experience rapid growth in its older population. In 2050, the number of Americans aged 65 and older is projected to be 88.5 million, more than double its population of 40.2 million in 2010. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2010, Medicare payments for long term acute care hospital services accounted for 1.0% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.2%, according to the Medicare Payment Advisory Commission.

Refinancing transactions

On June 1, 2011, we entered into a senior secured credit agreement that originally provided for $1.15 billion in senior secured credit facilities comprised of an $850.0 million, seven-year term loan facility, which we refer to as the Original Term Loan, and a $300.0 million, five-year revolving credit facility, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans. On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $275.0 million additional term loan tranche, which we refer to as the Series A Term Loan, to us at the same interest rate and with the same term as the Original Term Loan. On February 20, 2013, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $300.0 million additional term loan tranche, which we refer to as the Series B Term Loan.

We will use the aggregate proceeds from the notes offered hereby to pay a portion of the amounts outstanding on the Original Term Loan and the Series A Term Loan and to pay related fees and expenses. In connection with the repayment, we intend to amend our existing senior secured credit facilities in order to:

•                  extend the maturity date of our $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

•                  lower the interest rate payable on the Original Term Loan and Series A Term Loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, provided that Adjusted LIBO will at no time be less than 1.00%; and

•                  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00.

The terms of the amendments to our senior secured credit facilities are under discussion. Accordingly, their definitive terms may vary from those described above.

We refer to the offering of the notes hereby, the repayment of our Original Term Loan and Series A Term Loan and the amendment of our existing senior secured credit facilities as the “Refinancing Transactions.”

Summary historical consolidated financial and other data

The following table sets forth summary historical consolidated financial data for Select. You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes which are incorporated by reference into this offering memorandum. We derived the historical financial data for the years ended December 31, 2010, 2011 and 2012, and as of December 31, 2010, 2011 and 2012 from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We derived the historical financial data for the three months ended March 31, 2012 and 2013 and as of March 31, 2012 and 2013, from our unaudited interim consolidated financial statements. The statement of operations for the twelve-month period ended March 31, 2013 represents the sum of the amounts set forth in the consolidated statement of operations for the year ended December 31, 2012 and the amounts set forth in the consolidated statement of operations for the three months ended March 31, 2013 less the amounts set forth in the consolidated statement of operations for the three months ended March 31, 2012. You should also read “Selected Historical Consolidated Financial Data” and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and our “Consolidated Financial Statements” and the accompanying “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q incorporated by reference in this offering memorandum.

Consolidated Statement of	For the Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
Operations Data (in thousands):	2010	2011	2012	2012	2013(1)	2013
Net operating revenues	$2,390,290	$2,804,507	$2,948,969	$744,021	$749,955	$2,954,903
Costs and expenses:
Cost of services	1,982,179	2,308,570	2,443,550	611,619	624,904	2,456,835
General and administrative	62,121	62,354	66,194	14,224	17,398	69,368
Bad debt expense	41,147	51,347	39,055	10,375	9,321	38,001
Depreciation and amortization	68,706	71,517	63,311	16,199	15,802	62,914
Total costs and expenses	2,154,153	2,493,788	2,612,110	652,417	667,425	2,627,118
Income from operations	236,137	310,719	336,859	91,604	82,530	327,785
Other income and expense:
Loss on early retirement of debt	—	(20,385)	(6,064)	—	(508)	(6,572)
Equity in earnings (losses) of unconsolidated subsidiaries	(440)	2,923	7,705	2,465	1,058	6,298
Other income	632	—	—	—	—	—
Interest income	—	322	—	—	—	—
Interest expense	(84,472)	(81,232)	(83,759)	(21,250)	(21,048)	(83,557)
Income before income taxes	151,857	212,347	254,741	72,819	62,032	243,954
Income tax expense	51,380	80,984	93,574	28,510	23,040	88,104
Net income	100,477	131,363	161,167	44,309	38,992	155,850
Less: Net income attributable to non-controlling interests	4,720	4,916	5,663	1,030	2,384	7,017
Net income attributable to Select Medical Corporation	$95,757	$126,447	$155,504	$43,279	$36,608	$148,833

	For the Year Ended December 31,			Three Months Ended March 31,
Segment Data:	2010	2011	2012	2012	2013
Specialty hospitals
Number of hospitals—end of period
Long term acute care hospitals	111	110	110	111	110
Acute medical rehabilitation hospitals	7	9	12	12	12
Total specialty hospitals	118	119	122	123	122
Net operating revenues (,000)	$1,702,165	$2,095,519	$2,197,529	$553,038	$557,751
Patient days	1,119,566	1,330,890	1,345,430	343,021	339,382
Admissions	45,990	54,734	55,147	14,055	13,856
Net revenue per patient day(2)	$1,474	$1,497	$1,534	$1,525	$1,543
Adjusted segment EBITDA (,000)(3)	$284,558	$362,334	$381,354	$99,954	$93,347
Outpatient rehabilitation
Number of clinics—end of period	944	954	979	950	985
Net operating revenues (,000)	$688,017	$708,867	$751,317	$190,899	$192,101
Number of visits	4,567,153	4,470,061	4,568,821	1,152,209	1,162,623
Net revenue per visit(4)	$101	$103	$103	$103	$105
Adjusted segment EBITDA (,000)(3)	$83,772	$83,864	$87,024	$22,478	$22,833
Balance Sheet Data (in thousands):
Cash and cash equivalents	$4,365	$12,043	$40,144	$9,274	$4,500
Working capital (deficit)(5)	$(73,481)	$97,348	$63,217	$148,517	$99,048
Total assets	$2,719,572	$2,770,738	$2,760,313	$2,805,262	$2,808,836
Total debt	$1,124,292	$1,229,498	$1,302,943	$1,246,190	$1,492,137
Total Select Medical Corporation stockholders’ equity	$1,081,661	$983,446	$881,317	$1,006,116	$743,073

Consolidated Statement of	For the Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
Operations Data (in thousands):	2010	2011	2012	2012	2013(1)	2013
Other Financial Data (in thousands):
Capital expenditures	$51,761	$46,016	$68,185	$11,751	$13,999	$70,433
Adjusted EBITDA(3)	$307,079	$385,961	$405,847	$109,064	$100,081	$396,864
Statement of Cash Flows Data (in thousands):
Net cash provided by (used in) operating activities	$170,064	$240,053	$309,371	$13,422	$(6,395)	$289,554
Net cash used in investing activities	$(216,998)	$(54,735)	$(72,406)	$(3,080)	$(23,976)	$(93,302)
Net cash used in financing activities	$(32,381)	$(177,640)	$(208,864)	$(13,111)	$(5,273)	$(201,026)

Adjusted Credit Statistics:	As Adjusted Twelve Months Ended March 31, 2013(6)
Cash Interest Expense (,000)(7)	$63,251
Total Debt (,000)(8)	$1,510,108
Net Debt (,000)(9)	$1,505,608
Net Senior Secured Debt (,000)(10)	$995,771
Ratio of Adjusted EBITDA to Cash Interest Expense	6.27x
Ratio of Net Senior Secured Debt to Adjusted EBITDA	2.51x
Ratio of Net Debt to Adjusted EBITDA	3.79x

(1)         The consolidated statement of operations for the three months ended March 31, 2013 was derived from Holdings’ consolidated historical financial data for the three months ended March 31, 2013, reduced by Holdings’ results for three months ended March 31, 2013, for the following items:

Loss on early retirement of debt	$959
Interest expense	2,410
Loss before income taxes	(3,369)
Income tax benefit	(1,179)
Net loss	$(2,190)

(2)         Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenues by the total number of patient days.

(3)         We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense). We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•                  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

•                  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

Following is a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance.

	Twelve Months Ended March 31, 2013
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$155,850
Income tax expense	88,104
Interest expense	83,557
Equity in earnings of unconsolidated subsidiaries	(6,298)
Loss on early retirement of debt	6,572
Income (loss) from operations	$327,785	$327,892	$74,852	$(74,959)
Stock compensation expense	6,165	—	—	6,165
Depreciation and amortization	62,914	46,855	12,527	3,532
Adjusted EBITDA	$396,864	$374,747	$87,379	$(65,262)

	Three Months Ended March 31, 2013
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$38,992
Income tax expense	23,040
Interest expense	21,048
Equity in earnings of unconsolidated subsidiaries	(1,058)
Loss on early retirement of debt	508
Income (loss) from operations	$82,530	$81,485	$19,864	$(18,819)
Stock compensation expense	1,749	—	—	1,749
Depreciation and amortization	15,802	11,862	2,969	971
Adjusted EBITDA	$100,081	$93,347	$22,833	$(16,099)

	Three Months Ended March 31, 2012
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$44,309
Income tax expense	28,510
Interest expense	21,250
Equity in earnings of unconsolidated subsidiaries	(2,465)
Income (loss) from operations	$91,604	$88,111	$18,828	$(15,335)
Stock compensation expense	1,261	—	—	1,261
Depreciation and amortization	16,199	11,843	3,650	706
Adjusted EBITDA	$109,064	$99,954	$22,478	$(13,368)

	Year Ended December 31, 2012
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$161,167
Income tax expense	93,574
Interest expense	83,759
Equity in earnings of unconsolidated subsidiaries	(7,705)
Loss on early retirement of debt	6,064
Income (loss) from operations	$336,859	$334,518	$73,816	$(71,475)
Stock compensation expense	5,677	—	—	5,677
Depreciation and amortization	63,311	46,836	13,208	3,267
Adjusted EBITDA	$405,847	$381,354	$87,024	$(62,531)

	Year Ended December 31, 2011
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$131,363
Income tax expense	80,984
Interest expense, net of interest income	80,910
Equity in earnings of unconsolidated subsidiaries	(2,923)
Loss on early retirement of debt	20,385
Income (loss) from operations	$310,719	$311,705	$67,377	$(68,363)
Stock compensation expense	3,725	—	—	3,725
Depreciation and amortization	71,517	50,629	16,487	4,401
Adjusted EBITDA	$385,961	$362,334	$83,864	$(60,237)

	Year Ended December 31, 2010
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$100,477
Income tax expense	51,380
Interest expense	84,472
Other income	(632)
Equity in losses of unconsolidated subsidiaries	440
Income (loss) from operations	$236,137	$239,442	$63,328	$(66,633)
Stock compensation expense	2,236	—	—	2,236
Depreciation and amortization	68,706	45,116	20,444	3,146
Adjusted EBITDA	$307,079	$284,558	$83,772	$(61,251)

(4)         Net revenue per visit is calculated by dividing outpatient rehabilitation direct patient service clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation direct patient service clinic revenue does not include contract services revenue.

(5)         Current assets less current liabilities.

(6)         As of March 31, 2013, after giving effect to the Refinancing Transactions.

(7)         Calculated to give effect to the repayment of $488.0 million aggregate principal amount of Original Term Loans and Series A Term Loans, which have an average cash interest rate of 5.50% per annum, with the proceeds of the notes offered hereby and assuming a reduction of 1.50% per annum on the interest rate applicable to the remaining Original Term Loan and Series A Term Loan. An increase (decrease) of .125% in the assumed interest rate would result in an increase (decrease) of $1.4 million in Cash Interest Expense for the twelve months ended March 31, 2013, after giving effect to the Refinancing Transactions. Does not include amortization or write off of deferred financing fees and original issue discount.

(8)         Consists of short-term and long-term debt, current portion long-term debt and capital lease obligations.

(9)         Consists of total debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $1,505.6 million as of March 31, 2013, after giving effect to the Refinancing Transactions.

(10)  Consists of total senior secured debt less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $995.8 million as of March 31, 2013, after giving effect to the Refinancing Transactions.

Risk factors

Investing in the notes involves a number of risks and uncertainties, many of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this offering memorandum before deciding to invest in the notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results.

Risks related to the notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

After giving pro forma effect to the Refinancing Transactions, we will have a substantial amount of indebtedness. As of March 31, 2013, after giving pro forma effect to Refinancing Transactions, Holdings and Select would have had approximately $1,510.1 million of total indebtedness on a consolidated basis.

Our indebtedness could have important consequences to you. For example, it:

•                  requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•                  increases our vulnerability to adverse general economic or industry conditions;

•                  limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•                  makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

•                  limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•                  places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of other indebtedness.”

Restrictions imposed by our senior secured credit facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

Following the Refinancing Transactions, the operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities restrict our and our subsidiaries’ ability to, among other things:

•                  incur or guarantee additional debt and issue or sell preferred stock;

•                  pay dividends on, redeem or repurchase our capital stock;

•                  make certain acquisitions or investments;

•                  incur or permit to exist certain liens;

•                  enter into transactions with affiliates;

•                  merge, consolidate or amalgamate with another company;

•                  transfer or otherwise dispose of assets;

•                  redeem subordinated debt;

•                  incur capital expenditures;

•                  incur contingent obligations;

•                  incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

•                  create or designate unrestricted subsidiaries.

Our senior secured credit facilities also require us to comply with certain financial covenants. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See “Description of the notes” and “Description of other indebtedness.”

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior secured credit facilities and the indenture governing the notes offered hereby contain or will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of March 31, 2013, after giving pro forma effect to the Refinancing Transactions, we would have $175.9 million of revolving loan availability under our senior secured credit facilities (after giving effect to $34.1 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes offered hereby.

Our ability to make payments on our indebtedness, including the notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our annual report on Form 10-K for the year ended December 31, 2012 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2013, both incorporated by reference into this offering memorandum and “Description of other indebtedness.”

The notes and the subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

The notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended March 31, 2013 of our subsidiaries that are not guaranteeing the notes were $405.8 million and $46.9 million, respectively, and at March 31, 2013, those subsidiaries had total assets and indebtedness and other liabilities (excluding intercompany indebtedness and liabilities) of $233.4 million and $43.1 million, respectively. See “Description of the notes—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock and preferred stock.” See also “Description of the notes—Subsidiary guarantees” and the condensed consolidating financial information included in the notes to our consolidated financial statements included herein.

The notes offered hereby will not be secured by our assets nor those of our subsidiaries and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due to them.

Following the consummation of the Refinancing Transactions, the notes offered hereby and the related subsidiary guarantees will not be secured by any of our or our subsidiaries’ assets and therefore will be effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of Holdings’ capital stock and the capital stock of Holdings’ subsidiaries and by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See “Description of other indebtedness—Senior secured credit facilities” and “Description of the notes.”

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

If we were to experience a change of control as described under “Description of the notes,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in our senior secured credit facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under our senior secured credit facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of the notes—Repurchase at the option of holders—Change of control.”

In addition, a change of control would be an event of default under our senior secured credit facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•                  we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

•                  the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

•                  the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•                  the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving pro forma effect to its subsidiary guarantee of the notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

The notes are a new issue of securities for which there is currently no active trading market. As a result, we cannot assure you that the initial prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after completion of this offering. The initial purchasers have advised us that they currently intend to make a market for the notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-

making activities with respect to the notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the notes.

The issuance of the notes has not been registered under applicable federal and state securities laws and accordingly the notes are not freely transferable.

The issuance of the notes has not been registered under the Securities Act or any state securities laws. Unless issuance of the notes is so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are also being offered and sold only to qualified institutional buyers and are subject to restrictions on transfer, which are described under “Notice to investors.” We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the notes are being offered and sold and, therefore, the notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. Under the Registration Rights Agreement applicable to the notes, we will be required to use our reasonable best efforts to commence an exchange offer to exchange the notes for equivalent securities registered under the Securities Act, or to register the notes for resale under the Securities Act. We cannot assure you that we will be successful in having any such registration statement declared effective by the SEC. See “Exchange offer; registration rights.”

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The stated principal amount of the notes may exceed the issue price of the notes by an amount that equals or exceeds the statutory de minimis amount and, accordingly, the notes may be issued with original issue discount for U.S. federal income tax purposes in an amount equal to such excess. In such event, for U.S. federal income tax purposes, beneficial owners of the notes that are subject to U.S. federal income taxation will be required to include original issue discount in gross income (as ordinary income) as it accrues on a constant yield-to-maturity basis in advance of the receipt of the cash payment to which such income is attributable (regardless of whether such beneficial owners use the cash or accrual method of accounting for U.S. federal income tax purposes). See “Certain material U.S. federal income tax considerations.”

Risks related to our business and our industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

Approximately 47% of our net operating revenues for the year ended December 31, 2010, 48% of our net operating revenues for the year ended December 31, 2011 and 47% of our net operating revenues for the year ended December 31, 2012 came from the highly regulated federal Medicare program.

In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by the U.S. Congress or by the Centers for Medicare & Medicaid Services, or CMS. If revised regulations are adopted, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

The Budget Control Act of 2011, enacted on August 2, 2011, increased the federal debt ceiling in connection with deficit reductions over the next ten years. The Budget Control Act of 2011 requires automatic reductions in federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap, which are expected to reduce Medicare payments by more than $11 billion in fiscal year 2013 and $123 billion over the period of fiscal years 2013 to 2021. On April 1, 2013 a 2% reduction to Medicare payments was implemented. We have estimated that this reduction will reduce our net operating revenues and income from operations by approximately $20.0 million to $25.0 million for the remainder of 2013.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to (1) facility and professional licensure, including certificates of need, (2) conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse and physician self-referral, (3) addition of facilities and services and enrollment of newly developed facilities in the Medicare program, (4) payment for services and (5) safeguarding protected health information.

Both federal and state regulatory agencies inspect, survey and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

Full implementation of Medicare admission thresholds applicable to LTCHs operated as HIHs or as “satellites” will have an adverse effect on our future net operating revenues and profitability.

Effective for hospital cost reporting periods beginning on or after October 1, 2004, LTCHs that are operated as “hospitals within hospitals” (“HIHs”), or as HIH “satellites,” are subject to a payment reduction for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. These HIHs and their HIH satellites are separate hospitals located in space leased from, or located on the same campus of, another hospital, which we refer to as “host hospitals.” For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25% except for HIHs located in rural areas or co-located with an MSA dominant hospital or single urban hospital (as defined by the current regulations) in which cases the percentage is no more than 50%, nor less than 25%. Certain grandfathered HIHs were initially excluded from the Medicare admission threshold regulations. Grandfathered HIHs refer to certain HIHs that were in existence on or before September 30, 1995, and grandfathered satellite facilities refer to satellites of grandfathered HIHs that were in existence on or before September 30, 1999.

The Medicare and Medicaid SCHIP Extension Act of 2007 (the “SCHIP Extension Act”), as amended by the American Recovery and Reinvestment Act (the “ARRA”) and the Patient Protection and Affordable Care Act (the “PPACA”), limited the application of the Medicare admission threshold on HIHs in existence on October 1, 2004. For these HIHs, the admission threshold was no lower than 50% for a five year period to commence on an LTCH’s first cost reporting period to begin on or after October 1, 2007. Under the SCHIP Extension Act, for HIHs located in rural areas the percentage threshold was no more than 75% for the same five year period. For HIHs that are co-located with MSA dominant hospitals or single urban hospitals, the percentage threshold was no more than 75% during the same five year period. The SCHIP Extension Act, as amended, limited the full application of the Medicare percentage threshold and, in some cases, postponed application of the percentage threshold until cost reporting periods beginning on or after July 1, 2012 or October 1, 2012. Through regulations published on August 1, 2012, CMS adopted a one-year extension of relief granted by the SCHIP Extension Act from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds will not go into effect until cost reporting periods beginning on or after October 1, 2013. In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS proposes to allow the full application of Medicare admission thresholds to go into effect for cost reporting periods beginning on or after October 1, 2013.

As of December 31, 2012, we owned 77 LTCH HIHs; five of these HIHs were subject to a maximum 25% Medicare admission threshold, two HIHs are co-located with an MSA dominant hospital and were subject to a Medicare admission threshold of no more than 50%, nor less than 25%, 18 of these HIHs were co-located with a MSA dominant hospital or single urban hospital and were subject to a Medicare admission threshold of no more than 75%, 47 of these HIHs were subject to a maximum 50% Medicare admissions threshold, three of these HIHs were located in a rural area and were subject to a maximum 75% Medicare admission threshold, and two of these HIHs were grandfathered HIHs and not subject to a Medicare admission threshold.

Because these rules are complex and are based on the volume of Medicare admissions from our host hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues, income from operations and Adjusted EBITDA of compliance with these regulations. Additionally, in the absence of an additional extension of relief by CMS, like that granted in its regulations published on August 1, 2012, or the passage of new legislation similar to the legislation proposed in 2011 and discussed below, we expect many of our HIHs will experience an adverse financial impact when full implementation of the Medicare admission thresholds goes into effect for LTCHs with cost reporting periods beginning on or after October 1, 2013. As a result, we expect these rules will adversely affect our future net operating revenues and profitability.

Full implementation of Medicare admission thresholds applicable to LTCHs operated as free-standing or grandfathered HIHs or grandfathered “satellites” will have an adverse effect on our future net operating revenues and profitability.

For cost reporting periods beginning on or after July 1, 2007, CMS expanded the current Medicare HIH admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare HIH admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the expanded rule, free-standing LTCHs and grandfathered LTCH HIHs are subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH’s or LTCH satellite facility’s discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges is subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold are reimbursed at a rate comparable to that under the general acute care inpatient prospective payment system (“IPPS”). IPPS rates are generally lower than LTCH-PPS rates. Cases that reach outlier status in the discharging hospital do not count toward the limit and are paid under LTCH-PPS.

The SCHIP Extension Act, as amended, postponed the application of the percentage threshold to free-standing LTCHs and grandfathered HIHs for a five-year period commencing on an LTCH’s first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold to Medicare patients discharged from an LTCH HIH or HIH satellite that were admitted from a non-co-located hospital. In addition, the SCHIP Extension Act, as interpreted by CMS, did not provide relief from the application of the threshold for patients admitted from a co-located hospital to certain non-grandfathered HIHs. The ARRA limits application of the admission threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a five year period commencing on the first cost reporting period beginning on or after July 1, 2007. Through regulations published on August 1, 2012, CMS adopted a one-year extension of relief granted by the SCHIP Extension Act from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds will not go into effect until cost reporting periods beginning on or after October 1, 2013, except for certain LTCHs with cost reporting periods that begin between July 1, 2012 and September 30, 2012. Those freestanding facilities, grandfathered HIHs and grandfathered satellites with cost reporting periods beginning on or after July 1, 2012 and before October 1, 2012 are subject to a modified admission threshold for discharges occurring in a three month period between July 1, 2012 and September 30, 2012. In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS proposes to allow the full application of Medicare admission thresholds to go into effect in cost reporting periods beginning on or after October 1, 2013, including the Medicare admission thresholds applicable to freestanding facilities, grandfathered HIHs and grandfathered satellites. Of the 109 LTCHs we owned as of December 31, 2012, 32 were operated as free-standing hospitals and two qualified as grandfathered LTCH HIHs.

Because these rules are complex and are based on the volume of Medicare admissions from other referring hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues, income from operations and Adjusted EBITDA of compliance with these regulations. If the full application of the Medicare admission thresholds goes into effect for all LTCHs, including those operated as free-standing, HIHs, satellites and grandfathered HIHs and satellites, we will experience lower rates of reimbursement for Medicare admissions in excess of the specified percentages. Our LTCHs have cost reporting periods that commence on various dates throughout the calendar year. Therefore, the application of the lower admission thresholds will be staggered and we would not realize the full impact of lower admission thresholds until 2015. We have performed an initial review of the potential impact of lower admission thresholds to our LTCHs. Without initiating any mitigation, we estimate the net impact to income from operations and Adjusted EBITDA for the year ending December 31, 2013 to be less than $1.0 million. With the execution of successful mitigation strategies and operating cost reductions, we believe the net impact to income from operations and Adjusted EBITDA for the years ending December 31, 2014 and 2015 to be between $5.0 to $10.0 million and $5.0 to $15.0 million, respectively.

Expiration of the moratorium imposed on the payment adjustment for very short-stay cases in our LTCHs has reduced and will continue to reduce our future net operating revenues and profitability.

On May 1, 2007, CMS published a new provision that changed the payment methodology for Medicare patients with a length of stay that is less than the IPPS comparable threshold. Beginning with discharges on or after July 1, 2007, for these very short-stay cases, the rule lowered the LTCH payment to a rate based on the general acute care hospital IPPS per diem. Short stay outlier (“SSO”) cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the existing SSO payment policy. The SCHIP Extension Act and PPACA prevented CMS from applying this change to SSO policy for a period of five years through December 28, 2012. The implementation of the payment methodology for very short-stay outliers discharged after December 29, 2012 has reduced and will continue to reduce our future net operating revenues and profitability.

If our long term acute care hospitals fail to maintain their certifications as long term acute care hospitals or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

As of March 31, 2013, we operated 110 LTCHs, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during the subsequent cost reporting period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH prospective payment system (“LTCH-PPS”). If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system at rates generally lower than the rates under the LTCH-PPS.

Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our LTCHs or HIHs fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our LTCHs receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Implementation of additional patient or facility criteria for LTCHs that limit the population of patients eligible for our hospitals’ services or change the basis on which we are paid could adversely affect our net operating revenue and profitability.

CMS and industry stakeholders have, for a number of years, explored the development of facility and patient certification criteria for LTCHs, potentially as an alternative to the current specific payment adjustment features of LTCH-PPS. In its June 2004 report to Congress, MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for LTCHs in order to ensure that only appropriate patients are admitted to these facilities. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. After MedPAC’s recommendation, CMS awarded a contract to Research Triangle Institute International to examine such recommendation. However, while acknowledging that Research Triangle Institute International’s findings are expected to have a substantial impact on future Medicare policy for LTCHs, CMS stated in its payment update published in May 2006, that many of the specific payment adjustment features of LTCH-PPS then in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for LTCHs. In early 2008, CMS indicated that Research Triangle Institute International continues to work with the clinical community to make recommendations to CMS regarding payment and treatment of critically ill patients in LTCHs. The SCHIP Extension Act requires the Secretary of the Department of Health and Human Services to conduct a study and submit a report to Congress on the establishment of national LTCH facility and patient criteria and to consider the recommendations contained in MedPAC’s June 2004 report to Congress.

In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS described the preliminary findings of the ongoing research being conducted by Kennell and Associates and its subcontractor, Research Triangle Institute International, under the guidance of the Center for Medicare and Medicaid Innovation. According to CMS, the preliminary findings suggest that chronically critically ill and medically complex patients can be identified by specific clinical factors as appropriate for treatment in an LTCH. CMS indicted that it is seeking public comment on a proposed change to the payment system that would limit full LTCH-PPS payment to cases that qualify as chronically critically ill/medically complex (“CCI/MC”) during the patient’s initial stay in an IPPS hospital inpatient setting and subsequently directly admitted to a LTCH. Payment for non-CCI/MC patients would be made at an “IPPS comparable amount,” that is, an amount comparable to what would have been paid under the IPPS calculated as a per diem rate with total payments capped at the full IPPS MS-DRG payment rate. CMS also noted that it intends to study the alternative policy options for payment of chronically critically ill cases presented at MedPAC’s April 5, 2013 meeting.

We cannot predict whether CMS will adopt additional patient criteria in the future or, if adopted, how such criteria would affect our LTCHs. Legislation was introduced in the United

States Senate on August 2, 2011. The proposed legislation would have implemented new patient-level and facility-level criteria for LTCHs, including a standardized preadmission screening process, specific criteria for admission and continued stay in an LTCH, and a list of core services that an LTCH must offer. In addition, the legislation would have required LTCHs to meet additional classification criteria to continue to be paid under LTCH-PPS. After a phase-in period, a threshold percentage of an LTCH’s Medicare fee-for-service discharges would have been required to meet specified criteria. The proposed legislation would have repealed, and prohibited CMS from applying, the 25 Percent Rule that applies to Medicare patients discharged from LTCHs who were admitted from a co-located hospital or a non-co-located hospital and caused the LTCH to exceed the applicable percentage thresholds for discharged Medicare patients. Though no action was taken by Congress with respect to the proposed legislation, hospital industry groups continue to press for similar legislation. Implementation of these or other criteria that may limit the population of patients eligible for our LTCHs’ services or change the basis on which we are paid could adversely affect our net operating revenues and profitability. See “Business—Government Regulations—Overview of U.S. and State Government Reimbursements—Long Term Acute Care Hospital Medicare Reimbursement” in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics, implementation of annual caps, and payment reductions applied to the second and subsequent therapy services may reduce our future net operating revenues and profitability.

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on the sustainable growth rate formula (“SGR formula”), contained in legislation. The American Taxpayer Relief Act of 2012 froze the Medicare physician fee schedule rates at 2012 levels through December 31, 2013, averting a scheduled 26.5% cut as a result of the SGR formula that would have taken effect on January 1, 2013. If no further legislation is passed by Congress and signed by the President, the SGR formula will likely reduce our Medicare outpatient rehabilitation payment rates beginning January 1, 2014.

Congress has established annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. As directed by Congress in the Deficit Reduction Act of 2005, CMS implemented an exception process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) was able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The exception process has been extended by Congress several times. Most recently, the Middle Class Tax Relief and Job Creation Act of 2012 extended the exceptions process through December 31, 2013. The exception process will expire on January 1, 2014 unless further extended by Congress. There can be no assurance that Congress will extend it further. To date, the implementation of the therapy caps has not had a material adverse effect on our business. However, if the exception process is not renewed, our future net operating revenues and profitability may decline.

CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. The policy became effective

January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B—occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. In 2011 and 2012 the second and subsequent therapy service furnished during the same day for the same patient was reduced by 20% in office and other non-institutional settings and by 25% in institutional settings. The American Taxpayer Relief Act of 2012 increased the payment reduction to 50% effective April 1, 2013. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, were subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day until April 1, 2013 when the payment reduction increased to 50%. See “Business—Government Regulations” in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was signed into law in February of 2009, enhanced the privacy, security and enforcement provisions of HIPAA by, among other things establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties.

In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to LTCHs, and audits of Medicare claims under the Recovery Audit Contractor program. These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

Negative press coverage can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of specialty hospitals, outpatient rehabilitation clinics and other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses and compliance risks that could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate acquired businesses into ours, and therefore we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, our financial condition and results of operations may be materially adversely effected. Acquisitions could result in difficulties integrating acquired operations, technologies and personnel into our business. Such difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through acquisitions, which may negatively impact the integration efforts. Acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have an material adverse effect on our financial condition and results of operations.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and clinics’ businesses may decrease, and our net operating revenues may decline.

Changes in federal or state law limiting or prohibiting certain physician referrals may preclude physicians from investing in our hospitals or referring to hospitals in which they already own an interest.

The federal self referral law (“Stark Law”) prohibits a physician who has a financial relationship with an entity from referring his or her Medicare or Medicaid patients to that entity for certain designated health services, including inpatient and outpatient hospital services. Under the transparency and program integrity provisions of the PPACA, the exception to the Stark Law that previously permitted physicians to refer patients to hospitals in which they have an ownership or investment interest has been dramatically curtailed. Only hospitals, including LTCHs, with physician ownership and a provider agreement in place on December 31, 2010 are exempt from the general ban on self-referral. Existing physician-owned hospitals are prohibited from increasing the percentage of physician ownership or investment interests held in the hospital after March 23, 2010. In addition, physician-owned hospitals are prohibited from increasing the number of licensed beds after March 23, 2010, unless meeting specific exceptions related to the hospital’s location and patient population. In order to retain their exemption from the general ban on self-referrals, our physician-owned hospitals are required to adopt specific measures relating to conflicts of interest, bona fide investments and patient safety. Furthermore, initiatives are underway in some states to restrict physician referrals to physician-owned hospitals. Currently, ten of our consolidating hospitals have physicians as minority owners. The aggregate net operating revenue of these ten hospitals was $200.3 million for the year ended December 31, 2012, or approximately 6.8% of our consolidated net operating revenues for the year ended December 31, 2012. The range of physician minority ownership of these ten hospitals was 2.1% to 49.0% as of the year ended December 31, 2012. There can be no assurance that new legislation or regulation prohibiting or limiting physician referrals to physician-owned hospitals will not be successfully enacted in the future. If such federal or state laws are adopted, among other outcomes, physicians who have invested in our hospitals could be precluded from referring to, investing in or continuing to be physician owners of a hospital. In addition, expansion of our physician-owned hospitals may be limited, and the revenues, profitability and overall financial performance of our hospitals may be negatively affected.

We could experience significant increases to our operating costs due to shortages of healthcare professionals or union activity.

Our specialty hospitals are highly dependent on nurses, and our outpatient rehabilitation division is highly dependent on therapists, for patient care. The market for qualified healthcare professionals is highly competitive. We have sometimes experienced difficulties in attracting and retaining qualified healthcare personnel. We cannot assure you we will be able to attract and retain qualified healthcare professionals in the future. Additionally, the cost of attracting and retaining qualified healthcare personnel may be higher than we anticipate, and as a result, our profitability could decline.

In addition, U.S. healthcare providers are continuing to see an increase in the amount of union activity. Though we cannot predict the degree to which we will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This increased competition could hamper our ability to acquire companies, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.

Our success depends to a significant degree upon the continued contributions of our senior officers and other key employees, and our ability to retain and motivate these individuals. We currently have employment agreements in place with four executive officers and change in control agreements and/or non-competition agreements with several other officers. Many of these individuals also have significant equity ownership in our company. We do not maintain any key life insurance policies for any of our employees. The loss of the services of any of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions could subject us to substantial uninsured liabilities.

Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See “Legal Proceedings” and Note 16 in our audited consolidated financial statements in our annual report on Form 10-K and “Legal Proceedings” in our quarterly report on Form 10-Q incorporated by reference into this offering memorandum.

On January 8, 2013, a federal magistrate judge unsealed an Amended Complaint in United States of America and the State of Indiana, ex rel. Doe I, Doe II and Doe III v. Select Medical Corporation, Select Specialty Hospital-Evansville, Evansville Physician Investment Corporation, Dr. Richard Sloan and Dr. Jeffrey Selby. The Amended Complaint, which was served on us on February 15, 2013, is a civil action filed under seal on September 28, 2012 in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States and the State of Indiana under the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act. Although the Amended Complaint identifies the relators by fictitious pseudonyms, on March 28, 2013, the relators filed a Notice identifying themselves as the former CEO at our long term acute care hospital in Evansville, Indiana (“SSH-Evansville”) and two former case managers at SSH-Evansville. The named defendants include us, SSH-Evansville, and two physicians who have practiced at SSH-Evansville. On March 26, 2013, the defendants, relators and the United States filed a joint motion seeking a stay of the proceedings, in which the United States notified the court that its investigation has not been completed and therefore it is not yet able to decide whether or not to intervene, and on March 29, 2013, the magistrate judge granted the motion and stayed all deadlines in the case for 90 days.

The Amended Complaint alleges that the defendants manipulated the length of stay of patients at SSH-Evansville in order to maximize reimbursement under the Medicare prospective payment system applicable to long term acute care hospitals. It also alleges that the defendants manipulated the discharge of patients to other facilities and the timing of readmissions from those facilities in order to enable SSH-Evansville to receive two separate Medicare payments and causing the other facility to submit claims for unnecessary services. The Amended Complaint discusses the federal Stark Law and Anti-Kickback Statute and implies that the behavior of physicians referring to or providing services at SSH-Evansville was based on their financial interests. The Amended Complaint further alleges that Dr. Selby, a pulmonologist formerly on the medical staff of SSH-Evansville, performed unnecessary bronchoscopies at the hospital with our knowledge, and that Dr. Sloan, the Chief Medical Officer and an attending physician at SSH-Evansville, falsely coded the diagnoses of Medicare patients in order to increase SSH-Evansville’s reimbursement. Moreover, the Amended Complaint alleges that the practices at SSH-Evansville involved our corporate policies used to maximize profit at all of our long term acute care hospitals. The Amended Complaint alleges that, through these acts, the defendants have violated the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act and are liable for unspecified treble damages and penalties.

As previously disclosed, beginning in April 2012, we and SSH-Evansville have received various subpoenas and demands for documents relating to SSH-Evansville, including a request for information and subpoenas from the Office of Inspector General of the U.S. Department of Health and Human Services and subpoenas from the Office of Attorney General for the State of Indiana, and the Evansville (Indiana) Police Department has executed a search warrant at SSH-Evansville. We have produced and will continue to produce documents in response to, and intends to fully cooperate with, these governmental investigations. At this time, we are unable to predict the timing and outcome of this matter.

We currently maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30.0 million. Our insurance for the professional liability coverage is written on a “claims-made” basis and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages apply after a self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us. See “Business—Government Regulations—Other Healthcare Regulations” in our annual report on Form 10-K incorporated by reference into this offering memorandum.

Concentration of ownership among our existing executives, directors and principal stockholders may conflict with your interests as a holder of the notes.

Welsh Carson and Thoma Cressey beneficially own approximately 33.9% and 4.7%, respectively, of Holdings’ outstanding common stock as of April 30, 2013. Our executives, directors and principal stockholders, including Welsh Carson and Thoma Cressey, beneficially own, in the aggregate, approximately 60.3% of Holdings’ outstanding common stock as of April 30, 2013. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2013 on a historical basis and on an as adjusted basis to give effect to Refinancing Transactions and the use of the net proceeds therefrom as described under “Use of proceeds” as if the offering had been completed as of March 31, 2013. You should read this table in conjunction with “Use of proceeds” and “Summary—Summary historical consolidated financial and other data” in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K and quarterly report on Form 10-Q incorporated by reference into this offering memorandum.

	As of March 31, 2013
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$4,500	$4,500
Debt:
Senior secured term loans(1)	$1,392,300	$910,271
Senior secured revolving loan(2)	90,000	90,000
Notes offered hereby(3)	—	500,000
Other(4)	9,837	9,837
Total debt	$1,492,137	$1,510,108
Total stockholders’ equity	$743,073	$743,073
Total capitalization	$2,235,210	$2,253,181

(1)         Reflects the balance sheet liability of the term loans under our senior secured credit facilities in accordance with GAAP. The balance sheet liability so reflected is less than the $1,407.3 million aggregate principal amount of such loans because such loans were issued with original issue discount. The remaining unamortized original issue discount is $15.0 million at March 31, 2013. Interest on the term loans under our senior secured credit facilities accrues on the full payment thereof, and we will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof. The as adjusted aggregate principal amount of term loans under our senior secured credit facilities is $919.3 million. The as adjusted remaining unamortized original discount is $9.0 million at March 31, 2013.

(2)         The revolving loan under our senior secured credit facilities provides for borrowings of up to $300.0 million of which $175.9 million was available as of March 31, 2013 for working capital and general corporate purposes (after giving effect to $34.1 million of outstanding letters of credit at March 31, 2013).

(3)         Represents the principal amount of the notes offered hereby, excluding any original issue discount.

(4)         Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

Description of other indebtedness

The following summary of certain provisions of the documents governing our senior secured credit facilities does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Senior secured credit facilities

On June 1, 2011, we entered into a senior secured credit agreement that provides for $1.15 billion in senior secured credit facilities. Set forth below is a summary of the terms of the senior secured credit facilities. On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $275.0 million Series A Term Loan to us at the same interest rate and with the same term as the Original Term Loan. On February 20, 2013, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a Series B Term Loan in an aggregate principal amount of $300.0 million.

General

Our senior secured credit facilities provide for senior secured financing consisting of:

•                  a $300.0 million, revolving credit facility maturing in June 2016, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans, and

•                  the $850.0 million Original Term Loan, the $275.0 million Series A Term Loan and the $300.0 million Series B Term Loan, maturing in June 2018, June 2018 and February 2016, respectively.

All borrowings under our senior secured credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

As of March 31, 2013, we had outstanding borrowings of $1,392.3 million (net of unamortized original issue discount of $15.0 million) under the term loan and $90.0 million under the revolving loan portions of our senior secured credit facilities.

Interest and fees

The interest rates per annum applicable to borrowings under our senior secured credit facilities are, at our option, equal to either an Alternate Base Rate or an Adjusted LIBO rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The Alternate Base Rate is the greatest of (1) JPMorgan Chase Bank, N.A.’s prime rate, (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York and (3) the Adjusted LIBO rate from time to time for an interest period of one month, plus 1.00%. The Adjusted LIBO rate is, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements.

Borrowings under the Original Term Loan and the Series A Term Loan bear interest at a rate equal to Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%. Borrowings under the Series B Term Loan bear interest at a rate equal to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%. The Adjusted LIBO for the Original Term Loan and Series A Term Loan will at no time be less than 1.75%.

Borrowings under the revolving credit facility bear interest at a rate equal to Adjusted LIBO plus a percentage ranging from 2.75% to 3.75%, or Alternate Base Rate plus a percentage ranging from 1.75% to 2.75%, in each case based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum subject to adjustment based upon the ratio of our total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

Prepayments

Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans in amounts equal to:

•                  50% (as may be reduced based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities)) of our annual excess cash flow;

•                  100% of the net cash proceeds from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation event, subject to reinvestment rights and certain other exceptions; and

•                  100% of the net cash proceeds from certain incurrences of debt.

Amortization of principal

The Original Term Loan and the Series A Term Loan have aggregate quarterly repayment requirements of $2.8 million until maturity, at which time the remaining balance of $1,051.8 million is due on June 1, 2018.

The Series B Term Loan has quarterly repayment requirements of $0.8 million until maturity, at which time the remaining balance of $291.0 million is due on February 20, 2016.

Collateral and guarantors

Our senior secured credit facilities are guaranteed by Holdings, us and substantially all of our current subsidiaries, and will be guaranteed by substantially all of our future subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of our capital stock and the capital stock of our subsidiaries.

Restrictive covenants and other matters

Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test.

In addition, our senior secured credit facilities include negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of Holdings and our restricted subsidiaries, to, among other things:

•                 incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

•                  amend, modify or waiver any rights under the certificate of indebtedness, credit agreements, certificate of incorporation, bylaws or other organizational documents which would be materially adverse to the creditors;

•                  pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

•                  purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

•                  incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

•                  sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

•                  merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

•                  sell, transfer, lease or otherwise dispose of assets, including any equity interests;

•                  repay, redeem, repurchase, retire or cancel any subordinated debt;

•                  incur capital expenditures;

•                  engage to any material extent in any business other than business of the type currently conducted by us or reasonably related businesses; and

•                  incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on our property or assets or to make dividends or other payments to us.

Our senior secured credit facilities also contain certain representations and warranties, affirmative covenants and events of default. The events of default include payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and any change of control. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Proposed refinancing

In connection with the repayment of a portion of our Original Term Loan and Series A Term Loan using the net proceeds of this offering, we intend to amend our existing senior secured credit facilities in order to:

•                 extend the maturity date of our $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

•                  lower the interest rate payable on the Original Term Loan and Series A Term Loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, provided that Adjusted LIBO will at no time be less than 1.00%; and

•                  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no default or event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00.

The terms of the amendments to our senior secured credit facilities are under discussion. Accordingly, their definitive terms may vary from those described above.